PRUDENTIAL HIGH YIELD FUND, INC.

ARTICLES OF AMENDMENT

Prudential High Yield Fund, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:      The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “Prudential Investment Portfolios, Inc. 15”.

SECOND:     The Charter is hereby amended to change the designation of shares of all classes and series of stock which the Corporation has authority to issue to “Prudential High Yield Fund”.

THIRD:      The foregoing amendments to the Charter do not increase the authorized stock of the Corporation and do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

FOURTH:     The foregoing amendments to the Charter have been approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, Prudential High Yield Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on July 31, 2012.

WITNESS:                                                                        PRUDENTIAL HIGH YIELD FUND, INC.

/s/ Claudia DiGiacomo                                                                By: /s/ Stuart S. Parker

Claudia DiGiacomo, Assistant Secretary                                           Stuart S. Parker, President

The undersigned, President of Prudential High Yield Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

        /s/ Stuart S. Parker
        Stuart S. Parker, President